EXECUTION VERSION

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SPARK HOLDCO, LLC
DATED AS OF MARCH 15, 2017
THE LIMITED LIABILITY COMPANY INTERESTS IN SPARK HOLDCO, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

Table of Contents
Page
ARTICLE I DEFINITIONS    2

Section 1.1	Definitions 2

Section 1.2	Interpretive Provisions 12
ARTICLE II ORGANIZATION OF THE LIMITED LIABILITY COMPANY    13

Section 2.1	Formation 13

Section 2.2	Filing 13

Section 2.3	Name 13

Section 2.4	Registered Office; Registered Agent 13

Section 2.5	Principal Place of Business 13

Section 2.6	Purpose; Powers 14

Section 2.7	Term 14

Section 2.8	Intent 14
ARTICLE III OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS    14

Section 3.1	Authorized Units; General Provisions With Respect to Units 14

Section 3.2	Voting Rights 16

Section 3.3	Capital Contributions; Unit Ownership 16

Section 3.4	Capital Accounts 17

Section 3.5	Issuance of Series A Preferred Units in Series A Preferred Stock Offering Transaction 17

Section 3.6	Other Matters 18

Section 3.7	Exchange of Common Units 18

Section 3.8	Rights of Series A Preferred Units 23
ARTICLE IV ALLOCATIONS OF PROFITS AND LOSSES    24

Section 4.1	Profits and Losses 24

Section 4.2	Special Allocations 25

Section 4.3	Allocations for Tax Purposes in General 27

Section 4.4	Other Allocation Rules 27

Section 4.5	Indemnification and Reimbursement for Payments on Behalf of a Member 28
ARTICLE V DISTRIBUTIONS    28

Section 5.1	Distributions 28

Section 5.2	Certain Distributions and Advances 29

Section 5.3	Distribution Upon Withdrawal 30
ARTICLE VI MANAGEMENT    30

Section 6.1	The Managing Member; Fiduciary Duties 30

Section 6.2	Officers 31

Section 6.3	Warranted Reliance by Officers on Others 32

Section 6.4	Indemnification 32

Section 6.5	Maintenance of Insurance or Other Financial Arrangements 33

Section 6.6	Resignation or Termination of Managing Member 33

Section 6.7	No Inconsistent Obligations 33

Section 6.8	Reclassification Events of SEI 33

Section 6.9	Certain Costs and Expenses 33

Section 6.10	Waiver of Business Opportunities 34

2

ARTICLE VII ROLE OF MEMBERS    35

Section 7.1	Rights or Powers 35

Section 7.2	Voting 35

Section 7.3	Various Capacities 36
ARTICLE VIII TRANSFERS OF INTERESTS    36

Section 8.1	Restrictions on Transfer 36

Section 8.2	Notice of Transfer 37

Section 8.3	Transferee Members 37

Section 8.4	Legend 38
ARTICLE IX ACCOUNTING    38

Section 9.1	Books of Account 38

Section 9.2	Tax Elections 38

Section 9.3	Tax Returns; Information 39

Section 9.4	Tax Matters Representative 39

Section 9.5	Withholding Tax Payments and Obligations 39
ARTICLE X DISSOLUTION AND TERMINATION    40

Section 10.1	Liquidating Events 40

Section 10.2	Bankruptcy 40

Section 10.3	Procedure 41

Section 10.4	Rights of Members 42

Section 10.5	Notices of Dissolution 42

Section 10.6	Reasonable Time for Winding Up 42

3

Section 10.7	No Deficit Restoration 42
ARTICLE XI GENERAL    42

Section 11.1	Amendments; Waivers 42

Section 11.2	Further Assurances 43

Section 11.3	Successors and Assigns 43

Section 11.4	Entire Agreement 43

Section 11.5	Rights of Members Independent 43

Section 11.6	Governing Law 44

Section 11.7	Jurisdiction and Venue 44

Section 11.8	Headings 44

Section 11.9	Counterparts 44

Section 11.10	Notices 44

Section 11.11	Representation By Counsel; Interpretation 45

Section 11.12	Severability 45

Section 11.13	Expenses 45

Section 11.14	No Third Party Beneficiaries 45

Exhibit A    Members and Interests

4

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SPARK HOLDCO, LLC
This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of March 15, 2017 (the “Effective Date”), by and among SPARK HOLDCO, LLC, a Delaware limited liability company (the “Company”), and each other Person who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on April 22, 2014;
WHEREAS, in connection with the formation of the Company, Spark Energy Ventures, LLC, a Texas limited liability company, executed that certain Limited Liability Company Agreement of Spark HoldCo, LLC, dated as of April 22, 2014 (the “Original Agreement”);
WHEREAS, in connection with the execution and delivery of the Transaction Agreement, dated as of June 18, 2014, by and among the Company, Spark Energy Ventures, LLC, a Texas limited liability company (“SEV”), Spark Energy, Inc., a Delaware corporation (“SEI”), Spark Energy Holdings, LLC, Texas limited liability company, NuDevco Retail, LLC, a Delaware limited liability company (“NuDevco Retail”) and NuDevco Retail Holdings, LLC, a Texas limited liability company (“NuDevco Retail Holdings”) and the consummation of the transactions contemplated thereby, the Original Agreement was amended and restated in its entirety by that certain Limited Liability Company Agreement of the Company, dated as of June 18, 2014, among NuDevco Retail, NuDevco Retail Holdings and SEI (the “Restated LLC Agreement”), pursuant to which SEI was admitted as the sole managing member of the Company (in its capacity as managing Member as well as in any other capacity, the “Managing Member”);
WHEREAS, in connection with the initial public offering of Class A Stock and the execution and delivery of the Transaction Agreement II, dated as of July 30, 2014, by and among the Company, SEI, NuDevco Retail, NuDevco Retail Holdings, SEV, NuDevco Partners Holdings, LLC, a Texas limited liability company and Associated Energy Services, LP, a Texas limited partnership, the Restated LLC Agreement was amended and restated in its entirety by that certain Second Amended and Restated Limited Liability Company Agreement, dated as of August 1, 2014, among the Company, the Managing Member, NuDevco Retail Holdings and NuDevco Retail (the “Second Restated LLC Agreement”);

WHEREAS, SEI has entered into an underwriting agreement with RBC Capital Markets, LLC, as representative of the several underwriters named therein, providing for the offering of 1,400,000 shares of 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of SEI (the “Series A Preferred Stock Offering”);
WHEREAS, immediately after consummation of the Series A Preferred Stock Offering, the Company will issue 1,400,000 Series A Preferred Units to SEI in exchange for SEI’s commitment to contribute the net proceeds of the Series A Preferred Stock Offering to the Company as more particularly described in Section 3.5, and if and to the extent the underwriters exercise their option to purchase additional shares of Series A Preferred Stock in connection with the Series A Preferred Stock Offering, the Company will issue an equal number of Series A Preferred Units to SEI in exchange for SEI’s commitment to contribute to the Company the net proceeds from the exercise of such option, as more particularly described in Section 3.5 (collectively, the “Series A Preferred Stock Offering Transaction”);
WHEREAS, the Company and the Members set forth on Exhibit A attached hereto now wish to amend and restate the Second Restated LLC Agreement as set forth herein to give effect to the Series A Preferred Stock Offering Transaction by, among other things, creating the Series A Preferred Units (as defined below) as a new class of Units, as more fully described herein, and
WHEREAS, this Agreement shall supersede the Second Restated LLC Agreement in its entirety as of the date hereof;
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. (a) As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:
“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).
“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.
“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year, with the following adjustments:
(a)    credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704‑2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and in the minimum gain attributable to any Member Nonrecourse Debt; and
(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.
“Agreement” is defined in the preamble.
“Assumed Tax Liability” means, with respect to any taxable year, an amount equal to (a) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated as it affects the applicable tax rate, due from SEI in all prior taxable years and that the Managing Member estimates as of such Tax Distribution Date would be due from SEI in such taxable year, (i) assuming SEI earned solely the items of income, gain, deduction, loss, and/or credit allocated to it pursuant to Section 4.3, (ii) after taking proper account of loss carryforwards available to SEI resulting from losses allocated to SEI by the Company, to the extent not taken into account in prior periods, minus (b) prior distributions made pursuant to Section 5.2(a)(i); provided, however, that in calculating Assumed Tax Liability, all items of income and gain allocated to SEI pursuant to Section 4.3 (with respect to items of income and gain allocated to SEI pursuant to Section 4.1(a)) shall be excluded. For purposes of determining the Assumed Tax Liability of SEI, adjustments by reason of Sections 734(b) or 743(b) of the Code shall be taken into account.
“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Houston, Texas.
“Call Election Notice” is defined in Section 3.7(g)(ii).
“Call Right” has the meaning set forth in Section 3.7(g)(i).
“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 3.4.

“Capital Contributions” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contributions of a Member will include the Capital Contributions made by a predecessor holder of such Member’s Units to the extent the Capital Contribution was made in respect of Units Transferred to such Member.
“Cash Election” is defined in Section 3.7(a)(ii).
“Cash Election Amount” means with respect to a particular Exchange, an amount of cash equal to the value of the shares of Class A Stock that would be received in such Exchange as of the date of receipt by the Company of the Exchange Notice with respect to such Exchange pursuant to Section 3.7 (the “Valuation Date”), decreased by any distributions received by the Exchanging Member with respect to the Common Units that are the subject of the Exchange following the date of receipt by the Company of the Exchange Notice where the record date for such distribution was after the date of receipt of such notice. For this purpose, the value of a share of Class A Stock shall equal (i) if shares of Class A Stock are then admitted to trading on a National Securities Exchange, the volume weighted average price on such exchange of a share of Class A Stock for the 30 trading days ending on the trading day prior to the Valuation Date or (ii) in the event shares of Class A Stock are not then admitted to trading on a National Securities Exchange, the value, as reasonably determined by the Managing Member in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.
“Class A Stock” shall, as applicable, (i) mean the Class A Common Stock, par value $0.01 per share, of SEI or (ii) following any consolidation, merger, reclassification or other similar event involving SEI, mean any shares or other securities of SEI or any other Person or cash or other property that become payable in consideration for the Class A Stock or into which the Class A Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Class B Stock” shall, as applicable, (i) mean the Class B Common Stock, par value $0.01 per share, of SEI or (ii) following any consolidation, merger, reclassification or other similar event involving SEI, mean any shares or other securities of SEI or any other Person or cash or other property that become payable in consideration for the Class B Stock or into which the Class B Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
“Commission” means the U.S. Securities and Exchange Commission.
“Common Unit” has the meaning set forth in Section 3.1(a).
“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and -2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.702-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.
“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Representative.
“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).
“Effective Date” has the meaning set forth in the preamble.
“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Exchange” has the meaning set forth in Section 3.7(a).
“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“Exchange Date” is defined in Section 3.7(c).
“Exchange Notice” is defined in Section 3.7(b).
“Exchanging Member” is defined in Section 3.7(b).
“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.
“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for federal income tax purposes and for accounting purposes.
“GAAP” means generally acceptable accounting principles at the time.
“Good Faith” means a Person having acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.
“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;
(b)    the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)); (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or upon the conversion of a Series A Preferred Unit into Common Units in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704‑1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704‑1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;
(d)    the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) in the definition of “Profits” or “Losses” below or Section 4.2(g); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subparagraph to the extent the Managing Member determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and
(e)    if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article IV.
“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.
“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.
“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
“Legal Action” is defined in Section 11.7.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Liquidating Events” is defined in Section 10.1.
“Loss” means any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses, but excluding any allocation of corporate overhead, internal legal department costs and other internal costs and expenses).
“Managing Member” is defined in the recitals to this Agreement.
“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.
“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and -2(g)(3).
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).
“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).
“NuDevco Retail” is defined in the recitals to this Agreement.
“NuDevco Retail Holdings” is defined in the recitals to this Agreement.
“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Managing Member appointing such Person as an officer or relating to such appointment.
“Permitted Transferee” means, with respect to any Member, (a) any Affiliate of such Member; (b) any successor entity of such Member; (c) a trust established by or for the benefit of a

Member of which only such Member and his or her immediate family members are beneficiaries; (d) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (e) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.
“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.
“President and Chief Executive Officer” is defined in Section 6.2(b).
“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.
“Proceeding” is defined in Section 6.4.
“Profits” or “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)    any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 4.2, be taken into account for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the

Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;
(f)    to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)    any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 4.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.
“Quarterly Distribution Date” means the date on which SEI pays a dividend to the holders of its Class A Stock.
“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of SEI Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.1(g)), (ii) any merger, consolidation or other combination involving the Managing Member, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Managing Member to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of SEI Common Stock shall be entitled to receive cash, securities or other property for their shares of SEI Common Stock.
“Regulatory Allocations” is defined in Section 4.2(h).
“Restated LLC Agreement” is defined in the recitals to this Agreement.
“Revocation Notice” is defined in Section 3.7(g)(ii).
“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).
“SEI” is defined in the recitals to this Agreement.

“SEI Common Stock” means all classes and series of common stock of SEI, including the Class A Stock and Class B Stock.
“SEI Offer” is defined in Section 3.7(h).
“Series A Preferred Quarterly Distribution Date” means the date on which SEI pays a dividend to the holders of its Series A Preferred Stock.
“Series A Preferred Stock” shall, as applicable, (i) mean the ____% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of SEI or (ii) following any consolidation, merger, reclassification or other similar event involving SEI, mean any shares or other securities of SEI or any other Person or cash or other property that become payable in consideration for the ____% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock or into which the ____% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Series A Preferred Stock Offering” has the meaning set forth in the recitals to this Agreement.
“Series A Preferred Stock Offering Transaction” has the meaning set forth in the recitals to this Agreement.
“Series A Preferred Unit” has the meaning set forth in Section 3.1(a).
“Special Assumed Tax Liability” means, with respect to any taxable year, an amount equal to (a) the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated as it affects the applicable tax rate, due from SEI in all prior taxable years and that the Managing Member estimates as of such Tax Distribution Date would be due from SEI in such taxable year, assuming SEI earned solely the items of income and gain allocated to SEI pursuant to Section 4.3, minus (b) prior distributions made pursuant to Section 5.2(a). For purposes of determining the Special Assumed Tax Liability of SEI, adjustments by reason of Sections 734(b) or 743(b) of the Code shall be taken into account.
“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.
“Target Distribution” is defined in the Tax Receivable Agreement.
“Tax Advance” has the meaning set forth in Section 5.2(d).
“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).
“Tax Matters Representative” is defined in Section 9.4.
“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of August 1, 2014, by and among the Company, SEI, NuDevco Retail, NuDevco Retail Holdings and W. Keith Maxwell III, as the same may be amended, supplemented or restated from time to time.
“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“TRA Payment Date” means each “Payment Date,” as defined in the Tax Receivable Agreement. For the avoidance of doubt, each TRA Payment Date shall be determined without taking into account any payment deferrals to which SEI is entitled under the terms of the Tax Receivable Agreement.
“Transfer Agent” is defined in Section 3.7(b).
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
“Units” means the Common Units and Series A Preferred Units issued hereunder and shall also include any equity security issued in respect of or in exchange for any such Common Units or Series A Preferred Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.
“Unpaid Excess Cash Amounts” shall mean the total amount of any unpaid excess cash payment amounts excused from payment as a dividend on the Series A Preferred Stock due to restrictions in credit facilities or other indebtedness or legal requirements as set forth in Section 4(d) of the Certificate of Designations related to the Series A Preferred Stock.
“Valuation Date” is defined in the definition of “Cash Election Amount.”
“Winding-Up Member” is defined in Section 10.3(a).
Section 1.2    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and are applicable to the singular as well as the plural forms of such terms;
(b)    all accounting terms not otherwise defined herein have the meanings assigned under GAAP;
(c)    all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;
(d)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(e)    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;
(f)    “or” is not exclusive;
(g)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and
(h)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.
ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY
Section 2.1    Formation. The Company was formed on April 22, 2014 as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.
Section 2.2    Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.
Section 2.3    Name. The name of the Company is “SPARK HOLDCO, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.
Section 2.4    Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or such other qualified Person as the Managing Member may designate from time to time and its business address.
Section 2.5    Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.
Section 2.6    Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
Section 2.7    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article X.
Section 2.8    Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.
ARTICLE III

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 3.1    Authorized Units; General Provisions With Respect to Units.
(a)    Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 3.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company. As of the Effective Date, the Company shall have two authorized classes of Units, consisting of units of limited liability company interest denominated as “Common Units” and “Series A Preferred Units.”
(b)    All Common Units shall have identical rights and privileges in all respects, and all Series A Preferred Units shall have identical rights and privileges in all respects. (except in all cases with respect to vesting).
(c)    Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the

Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 3.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.
(d)    The total number of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.
(e)    If at any time SEI issues a share of its Class A Stock, Series A Preferred Stock or any other Equity Security of SEI (other than shares of Class B Stock), (i) the Company shall issue to SEI one Common Unit (if SEI issues a share of Class A Stock), one Series A Preferred Unit (if SEI issues a share of Series A Preferred Stock) or such other Equity Security of the Company (if SEI issues Equity Securities other than Class A Stock or Series A Preferred Stock) corresponding to the Equity Securities issued by SEI, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities issued by SEI and (ii) the net proceeds received by SEI with respect to such corresponding share of Class A Stock, Series A Preferred Stock or other Equity Security, if any, shall be concurrently transferred to the Company; provided, however, that if SEI issues any shares of Class A Stock in order to purchase or fund the purchase from a Member of a number of Common Units (and shares of Class B Stock) equal to the number of shares of Class A Stock so issued, then the Company shall not issue any new Common Units in connection therewith and SEI shall not be required to transfer any net proceeds of such issuance to the Company (it being understood that any such net proceeds shall instead be transferred to the selling Member as consideration for such purchase). Notwithstanding the foregoing, this Section 3.1(e) shall not apply to the issuance and distribution to holders of shares of Common Stock of rights to purchase Equity Securities of SEI under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Common Units for Class A Stock, such Class A Stock will be issued together with a corresponding right), or to the issuance under SEI’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of SEI or rights or property that may be converted into or settled in Equity Securities of SEI, but shall in each of the foregoing cases apply to the issuance of Equity Securities of SEI in connection with the exercise or settlement of such rights, warrants, options or other rights or property. Except pursuant to Section 3.7, (x) the Company may not issue any additional Common Units or Series A Preferred Units to SEI or any of its Subsidiaries unless simultaneously SEI or such Subsidiary issues or sells an equal number of shares of Class A Stock or Series A Preferred Stock, as applicable, to another Person, and (y) the Company may not issue any other Equity Securities of the Company to SEI or any of its Subsidiaries unless simultaneously SEI or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of SEI or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company.
(f)    SEI or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Stock (including upon forfeiture of any unvested shares of Class A

Stock) unless simultaneously the Company redeems, repurchases or otherwise acquires from SEI an equal number of Common Units for the same price per security, (ii) any shares of Series A Preferred Stock unless simultaneously the Company redeems, repurchases or otherwise acquires from SEI an equal number of Series A Preferred Units for the same consideration that is to be paid by SEI in accordance with Section 3.8(d), or (iii) any other Equity Securities of SEI unless simultaneously the Company redeems, repurchases or otherwise acquires from SEI an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of SEI for the same price per security. Except pursuant to Section 3.7 or Section 3.8, as applicable, the Company may not redeem, repurchase or otherwise acquire (A) any Common Units from SEI or any of its Subsidiaries unless simultaneously SEI or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Stock for the same price per security from holders thereof, (B) any Series A Preferred Units from SEI or any of its Subsidiaries unless simultaneously SEI or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Series A Preferred Stock for the same consideration to be paid by SEI, or (C) any other Equity Securities of the Company from SEI or any of its Subsidiaries unless simultaneously SEI or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of SEI of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of SEI. Notwithstanding the foregoing, to the extent that any consideration payable by SEI in connection with the redemption or repurchase of any shares of Class A Stock, Series A Preferred Stock or other Equity Securities of SEI or any of its Subsidiaries consists (in whole or in part) of shares of Class A Stock, Series A Preferred Stock, or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), as applicable, then the redemption or repurchase of the corresponding Common Units, Series A Preferred Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.
(g)    The Company shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of an outstanding class or series of corresponding Units unless accompanied by an identical subdivision or combination, as applicable, of the corresponding outstanding class or series of Equity Securities of SEI, with corresponding changes made with respect to any other exchangeable or convertible securities. SEI shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of an outstanding class or series of Equity Securities of SEI unless accompanied by an identical subdivision or combination, as applicable, of the corresponding outstanding class or series of Units or other Equity Securities of the Company, with corresponding changes made with respect to any other exchangeable or convertible securities.
Section 3.2    Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of all Members or of the holders of a particular class of Units or other Equity Securities under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by that holder. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.
Section 3.3    Capital Contributions; Unit Ownership.
(a)    Capital Contributions. Each Member named on Exhibit A has been credited in its Capital Account the amount of its respective Capital Contribution in respect of its Interest specified thereon. No Member shall be required to make additional Capital Contributions.
(b)    Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 3.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of securities having such rights, preferences and privileges as determined by the Managing Member), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances.
Section 3.4    Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. The Capital Account balance of each of the Members as of the Effective Date shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 4.1 and any other items of income or gain allocated to such Member pursuant to Section 4.2, (ii) the amount of additional cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 4.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 4.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). For purposes of applying the rules in this Section 3.4, at the time SEI contributes the net proceeds from the Series A Preferred Stock Offering Transaction to the Company pursuant to Section 3.5, SEI shall be treated as making a capital contribution to the Company in an amount equal to the gross proceeds received by SEI in the Series A Preferred Stock Offering Transaction, and the Company shall be treated as having paid the underwriter’s fees and other costs of the Series A Preferred Stock Offering Transaction that are paid out of the proceeds of those offerings.
Section 3.5    Issuance of Series A Preferred Units in Series A Preferred Stock Offering Transaction. Immediately after consummation of the Series A Preferred Stock Offering, the Company will issue 1,400,000 Series A Preferred Units to SEI in exchange for SEI’s commitment to contribute the net proceeds of the Series A Preferred Stock Offering to the Company. If and to the extent the underwriters exercise their option to purchase additional shares of Series A Preferred Stock in connection with the Series A Preferred Stock Offering, the Company will immediately thereafter issue an equal number of Series A Preferred Units to SEI in exchange for SEI’s commitment to contribute to the Company the net proceeds from the exercise of such option. SEI agrees to satisfy the capital commitment obligations described in this Section 3.5 by contributing to the Company 100% of the net proceeds received by SEI in the Series A Preferred Stock Offering (including 100% of the net proceeds received from the exercise by the underwriters of their option to purchase additional shares of Series A Preferred Stock, if any).
Section 3.6    Other Matters.
(a)    No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.
(b)    No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in or contemplated by this Agreement.
(c)    The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.
(d)    Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.
(e)    The Company shall not be obligated for the repayment of any Capital Contributions of any Member.
Section 3.7    Exchange of Common Units.
(a)    (i) Subject to adjustment as provided in Section 3.7(d) and subject to SEI’s rights described in Section 3.7(g), each of the Members other than SEI shall be entitled to exchange with the Company, at any time and from time to time, any or all of such Member’s Common Units (together with the same number of shares of Class B Stock) for an equivalent number of shares of Class A Stock (an “Exchange”) or, at the Company’s election made in accordance with Section 3.7(a)(ii), cash equal to the Cash Election Amount calculated with respect to such Exchange. Each Exchange shall be treated for federal income tax purposes as a sale of the Exchanging Member’s Common Units (together with the same number of shares of Class B Stock) to SEI in exchange for shares of Class A Stock or cash, as applicable.
(i)    Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by the delivery to the Exchanging Member, in lieu of the applicable number of shares of Class A Stock that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice of such election to the Exchanging Member prior to 1:00 pm, Houston time, on the third Business Day after the date on which the Exchange Notice shall have been received by the Company. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange.
(ii)    Each Exchanging Member shall be permitted to effect an exchange of Common Units and shares of Class B Stock pursuant to this Section 3.7 that involves less than 1,000,000 Common Units no more frequently than on a quarterly basis; provided, however, that if an Exchanging Member provides an Exchange Notice with respect to all of the Common Units and shares of Class B Stock held by such Exchanging Member, such Exchange may occur at any time, subject to this Section 3.7.
(b)    In order to exercise the exchange right under Section 3.7(a), the exchanging Member (the “Exchanging Member”) shall provide written notice (the “Exchange Notice”) to the Company and SEI, stating that the Exchanging Member elects to exchange with the Company a stated (and equal) number of Common Units and shares of Class B Stock represented, if applicable, by a certificate or certificates, to the extent specified in such notice, and if the shares of Class A Stock to be received are to be issued other than in the name of the Exchanging Member, specifying the name(s) of the Person(s) in whose name or on whose order the shares of Class A Stock are to be issued, and shall present and surrender the certificate or certificates representing such Common Units and shares of Class B Stock (in each case, if certificated) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent with respect to such Class A Stock.
(c)    If required by SEI, any certificate for Common Units and shares of Class B Stock (in each case, if certificated) surrendered for exchange with the Company shall be accompanied by instruments of transfer, in form reasonably satisfactory to SEI and the Transfer Agent (if then duly appointed and acting), duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative. If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice and the surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class B Stock (but in any event by the Exchange Date, as defined below), SEI shall issue and contribute to the Company, and the Company shall deliver to the Exchanging Member, or on the Exchanging Member’s written order, a certificate or certificates, if applicable, for the number of shares of Class A Stock issuable upon the Exchange, and the Company shall deliver such Common Units and shares of Class B Stock to SEI in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than three Business Days after receipt of the Exchange Notice), upon surrender to the Company of the certificate or certificates, if any, representing such Common Units and shares of Class B Stock, the Company shall deliver to the Exchanging Member as directed by the Exchanging Member by wire transfer of immediately available funds the Cash Election Amount payable upon the Exchange, and the Company shall deliver such Common Units and shares of Class B Stock to SEI for no additional consideration. Each Exchange shall be deemed to have been effected on (i) (x) the Business Day after the date on which the Exchange Notice shall have been received by the Company, SEI or the Transfer Agent, as applicable (subject to receipt by the Company, SEI or the Transfer Agent, as applicable, within three Business Days thereafter of any required instruments of transfer as aforesaid) if the Company has not made a valid Cash Election with respect to such Exchange or (y) if the Company has made a valid Cash Election with respect to such Exchange, the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in no event more than three Business Days after receipt of the Exchange Notice), or (ii) such later date specified in or pursuant to the Exchange Notice (such date identified in clause (i) or (ii), as applicable, the “Exchange Date”). If the Company has not made a valid Cash Election, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Stock (which certificates shall bear any legends as may be required in accordance with applicable Law) shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby. Notwithstanding anything herein to the contrary, unless the Company has made a valid Cash Election, any Exchanging Member may withdraw or amend an Exchange request, in whole or in part, prior to the effectiveness of the applicable Exchange, at any time prior to 5:00 p.m., Houston time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Company, SEI or the Transfer Agent, specifying (1) the certificate numbers of the withdrawn Common Units (if any) and shares of Class B Stock, (2) if any, the number of Common Units and shares of Class B Stock as to which the Exchange Notice remains in effect and (3) if the Exchanging Member so determines, a new Exchange Date or any other new or revised information permitted in an Exchange Notice. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Stock into which the Common Units and shares of Class B Stock are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property, provided that the foregoing shall not apply to any Exchange with respect to which the Company has made a valid Cash Election.
(d)    If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Stock are converted or changed into another security, securities or other property, or (ii) SEI shall, by dividend or otherwise, distribute to all holders of the shares of Class A Stock evidences of its indebtedness or assets, including securities (including shares of Class A Stock and any rights, options or warrants to all holders of the shares of Class A Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Stock) but excluding any cash dividend or distribution as well as any such distribution of indebtedness or assets received by SEI from the Company in respect of the Common Units, then upon any subsequent Exchange, in addition to the shares of Class A Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 3.7 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Common Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Common Units hereafter acquired by a Member and his or her or its Permitted Transferees.
(e)    SEI shall at all times keep available, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Stock that shall be issuable upon the Exchange of all such outstanding Common Units and shares of Class B Stock; provided, that nothing contained herein shall be construed to preclude SEI from satisfying its obligations with respect of an Exchange by delivery of shares of Class A Stock that are held in the treasury of SEI. SEI covenants that all shares of Class A Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Stock are listed on a National Securities Exchange, SEI shall use its commercially reasonable efforts to cause all shares of Class A Stock issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.
(f)    The issuance of shares of Class A Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name the shares are to be issued shall pay to SEI the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of SEI that such tax has been paid or is not payable.
(g)    (h) Notwithstanding anything to the contrary in this Section 3.7, but subject to Section 3.7(h), an Exchanging Member shall be deemed to have offered to sell its Common Units and shares of Class B Stock as described in the Exchange Notice to SEI, and SEI may, in its sole discretion, by means of delivery of Call Election Notices and/or Revocation Notices in accordance with, and subject to the terms of, this Section 3.7(g), elect to purchase directly and acquire such Common Units and shares of Class B Stock on the Exchange Date by paying to the Exchanging Member (or, on the Exchanging Member’s written order, its designee) that number of shares of Class A Stock the Exchanging Member (or its designee) would otherwise receive pursuant to Section 3.7(a) or, at SEI’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Stock (the “Call Right”), whereupon SEI shall acquire the Common Units and shares of Class B Stock offered for exchange by the Exchanging Member and shall be treated for all purposes of this Agreement as the owner of such Common Units and shares of Class B Stock. In the event SEI shall exercise the Call Right, each of the Exchanging Member, the Company and SEI, as the case may be, shall treat the transaction between the Company and the Exchanging Member for federal income tax purposes as a sale of the Exchanging Member’s Common Units and shares of Class B Stock to SEI.
(i)    SEI may at any time in its sole discretion deliver written notice (a “Call Election Notice”) to each other Member setting forth its election to exercise its Call Right as contemplated by Section 3.7(g) with respect to future Exchanges (without needing to provide further notice of its intention to exercise its Call Right). Subject to the remainder of this Section 3.7(g)(ii), a Call Election Notice will be effective until SEI amends its Call Election Notice with a superseding Call Election Notice or revokes such Call Election Notice by delivery of a written notice of revocation delivered to each other Member or, with respect to a particular Exchange, the Company exercises its Cash Election (a “Revocation Notice”). A Call Election Notice may be amended or revoked by SEI at any time; provided that any Exchange Notice delivered by a Member will not, without such Member’s written consent, be affected by the subsequent delivery of a Revocation Notice or by an Exchange Notice that is not effective until after the Exchange Date. Following delivery of a Revocation Notice, SEI may deliver a new Call Election Notice pursuant to this Section 3.7(g). Any amendment of a Call Election Notice will not be effective until the Business Day after its delivery to each Member (other than SEI). Each Call Election Notice shall specify the date from which it shall be effective (which shall be no earlier than the Business Day after delivery).
(i)    In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to shares of Class A Stock (an “SEI Offer”) is proposed by SEI or is proposed to SEI or its stockholders and approved by the board of directors of SEI or is otherwise effected or to be effected with the consent or approval of the board of directors of SEI, the Members (other than SEI) shall be permitted to participate in such SEI Offer by delivery of a contingent Exchange Notice in accordance with the last sentence of Section 3.7(c). In the case of an SEI Offer proposed by SEI, SEI will use its commercially reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such SEI Offer to the same extent or on an economically equivalent basis as the holders of shares of Members without discrimination; provided that, without limiting the generality of this sentence, SEI will use its commercially reasonable efforts to ensure that such Members may participate in each such SEI Offer without being required to exchange Common Units and shares of Class B Stock (or, if so required, to ensure that any such Exchange shall be effective only upon, and shall be conditional upon, the closing of such SEI Offer and only to the extent necessary to tender or deposit to SEI Offer in accordance with the last sentence of Section 3.7(c), or, as applicable, to the extent necessary to exchange the number of Common Units and shares of Class B Stock being repurchased). For the avoidance of doubt, in no event shall Members (other than SEI) be entitled to receive in such SEI Offer aggregate consideration for each Unit and corresponding share of Class B Stock that is greater than the consideration payable in respect of each share of Class A Stock in connection with an SEI Offer.
(j)    No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Stock, shall be entitled to receive, with respect to the same fiscal quarter, distributions or dividends both on Common Units exchanged by such Exchanging Member and on shares of Class A Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.
Section 3.8    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:
(a)    Distributions. SEI shall be entitled to receive liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 10.3(b)(iii)(x). SEI shall be entitled to receive distributions other than liquidating distributions in respect of the Series A Preferred Units in the manner set forth in Section 5.2(e).
(b)    Voting Rights. Except as provided in the following sentence, the holders of the Series A Preferred Units shall not be entitled to vote on any matters requiring the approval or vote of the holders of Units, except as required by applicable Law. Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by the Act, and all other voting rights granted under this Agreement, the affirmative vote of the holder of a majority of the outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that (i) adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or (ii) amends or modifies any of the terms of the Series A Preferred Units.
(c)    Conversion. Each time that a share of Series A Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series A Preferred Units shall automatically convert (without any further action of the Company or SEI) into Common Units at the same conversion ratio as applied to the conversion of the Series A Preferred Stock into Class A Stock. For example, if 5,000 shares of Series A Preferred Stock are converted into 45,000 shares of Class A Stock, then 5,000 Series A Preferred Units shall automatically convert into 45,000 Common Units. If a share of Series A Preferred Stock is converted into an alternative form of consideration (other than Class A Stock) the provisions of Section 3.8(d) shall apply.
(d)    Repurchase and Redemption. Immediately prior to the time that a share of Series A Preferred Stock is to be repurchased or redeemed by SEI, the Company shall repurchase or redeem an equal number of Series A Preferred Units in exchange for the same consideration that is to be paid by SEI in the repurchase or redemption of the Series A Preferred Stock. For example, if 100,000 shares of Series A Preferred Stock are to be repurchased by SEI in exchange for $3,000,000 in cash and 400,000 shares of Class A Stock, then 100,000 Series A Preferred Units shall be repurchased by the Company from SEI in exchange for $3,000,000 in cash and 400,000 Common Units.
(e)    Exceptions. Notwithstanding subsections (c) and (d), no repurchase, redemption or conversion shall be effected to the extent such repurchase, redemption or conversion would render the Company insolvent or violate applicable Law or any restrictions contained in any agreement to which the Company is a party. For purposes of the preceding sentence, insolvency means the inability of the Company to meet its payment obligations when due. Notwithstanding subsection (d), no repurchase or redemption of the Series A Preferred Units shall be required or effected if such redemption would cause the Series A Preferred Units to be treated as “disqualified stock,” “disqualified capital stock” or any equivalent term under any credit agreement, loan agreement, indenture or other credit facility to which the Company is a party at the time of the repurchase or redemption.
(f)    Tax Treatment. It is intended that the conversion right applicable to the Series A Preferred Units will be treated as a noncompensatory option within the meaning of Treasury Regulations Section 1.721-2(f). Consistent with such intention, the Company shall comply with the allocation provisions set forth in Treasury Regulations Sections 1.704‑1(b)(2)(iv)(s) and 1.704-1(b)(4)(x) (including making any required “corrective” allocations in accordance with those Treasury Regulations).
ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES
Section 4.1    Profits and Losses.
(a)
(i)    After giving effect to the allocations under Section 4.2 and prior to any allocation made pursuant to Section 4.1(b), items of gross income and gain shall be allocated to SEI until the cumulative amount of items of income and gain so allocated to SEI for the current and prior fiscal years or other relevant periods equals the cumulative amount of distributions received by SEI pursuant to Section 5.2(a)(ii) for the current and all prior fiscal years or other relevant periods.
(ii)    After giving effect to the allocations under Section 4.2 and prior to any allocation made pursuant to Section 4.1(b), items of gross income and gain shall be allocated to SEI in respect of the Series A Preferred Units until the cumulative amount of items of income and gain so allocated to SEI for the current and prior fiscal years or other relevant periods equals the sum of (i) the cumulative amount of distributions received by SEI pursuant to Section 5.2(e) in respect of the Series A Preferred Units for the current and all prior fiscal years or other relevant periods, plus (ii) the sum of the accrued and unpaid dividends and Unpaid Excess Cash Amounts on all the outstanding shares of Series A Preferred Stock as of the end of the current fiscal year or other relevant period.
(iii)    After giving effect to the allocations under Section 4.2 and prior to any allocation made pursuant to Section 4.1(b), items of gross income and gain shall be allocated to SEI in respect of its Common Units until the cumulative amount of items of income and gain so allocated to SEI for the current and prior fiscal years or other relevant periods equals the cumulative amount of distributions received by SEI pursuant to Section 5.2(f) in respect of its Common Units for the current and all prior fiscal years or other relevant periods.
(b)    After giving effect to the allocations under Section 4.1(a) and Section 4.2, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year shall be allocated among the Members during such Fiscal Year in a manner such that, after giving effect to the special allocations set forth in Section 4.1(a) and Section 4.2 and all distributions through the end of such Fiscal Year, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 10.3(b)(iii) if all assets of the Company on hand at the end of such Fiscal Year were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 10.3(b)(iii), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.
Section 4.2    Special Allocations.
(a)    Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in the manner excess nonrecourse liabilities of the Company are allocated pursuant to Section 4.4(c). The amount of Nonrecourse Deductions for a Fiscal Year shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).
(b)    Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 4.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)    Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(c), each Member shall be specially allocated items of Company income and gain for such Fiscal Year in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704‑2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)    Notwithstanding any other provision of this Agreement except Section 4.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 4.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)    Notwithstanding any provision hereof to the contrary except Section 4.2(c) and Section 4.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704‑1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(e) were not in this Agreement. This Section 4.2(e) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(f)    If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.2(f) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article IV have been made as if Section 4.2(e) and this Section 4.2(f) were not in this Agreement.
(g)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations

Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(h)    For the proper administration of the Company, the Managing Member may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(h) only if such conventions, allocations or amendments would not have a material adverse effect on any holder of Units.
(i)    The allocations set forth in Sections 4.2(a) through 4.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 4.2(h) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
Section 4.3    Allocations for Tax Purposes in General.
(a)    Except as otherwise provided in this Section 4.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 4.1 and 4.2.
(b)    In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using the “traditional method with curative allocations,” with the curative allocations applied only to sale gain under Treasury Regulations Section 1.704-3(c) or such other method or methods as determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.

(c)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of grants credits shall be allocated to the Members in accordance with applicable Law.
(d)    Allocations pursuant to this Section 4.3 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
Section 4.4    Other Allocation Rules.
(a)    The Members are aware of the income tax consequences of the allocations made by this Article IV and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article IV in reporting their share of Company income and loss for income tax purposes.
(b)    All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.
(c)    The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulations.
Section 4.5    Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including (i) federal withholding taxes, (ii) federal income taxes, interest and penalties pursuant Sections 6225, 6232 and 6233 of the Code as amended by Section 1101(c) of the Bipartisan Budget Act of 2015, (iii) state or local personal property taxes and (iv) state or local unincorporated business taxes), then such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Managing Member may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 4.5. A Member’s obligation to indemnify the Company under this Section 4.5 shall survive termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 4.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 10 percentage points per annum (but not in excess of the highest rate per annum permitted by applicable Law).
ARTICLE V

DISTRIBUTIONS
Section 5.1    Distributions.
(a)    Distributions. To the extent permitted by applicable Law and hereunder, distributions to the holders of Common Units may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; such distribution shall be made to the holders of Common Units as of the close of business on such record date on a pro rata basis (except that repurchases or redemptions made in accordance with Section 3.1(f) or payments made in accordance with Section 6.4 need not be on a pro rata basis), in accordance with the number of Common Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 3.1(f), 5.2 and 6.4; and provided further that, notwithstanding any other provision in this agreement to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate applicable Law. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 5.1, the Managing Member shall give notice to each holder of Common Units of the record date, the amount and the terms of the distribution and the payment date thereof.
(b)    Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.
(c)    Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in‑kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 5.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 4.1 and Section 4.2.
Section 5.2    Certain Distributions and Advances. Subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound,
(a)    On each Tax Distribution Date, the Company shall, make distributions

(i)    to the Members holding Common Units pro rata in proportion to their respective Common Units in an amount sufficient to cause SEI to receive a distribution of cash equal to its Assumed Tax Liability, if any; and
(ii)    to SEI in an amount sufficient to cause SEI to receive a distribution of cash equal to its Special Assumed Tax Liability, if any.
(b)    On or immediately prior to each Quarterly Distribution Date, the Company shall make distributions to the Members pro rata in proportion to their respective Common Units in an amount determined by the Managing Member in its sole discretion, to be sufficient to cause SEI to receive a distribution of cash equal to the dividend declared by SEI with respect to Class A Stock for such Quarterly Distribution Date.
(c)    On each TRA Payment Date, the Company shall make distributions to the Members pro rata in proportion to their respective Common Units in an amount sufficient to cause SEI to receive a distribution of cash equal to its required payments under the Tax Receivable Agreement, subject to any deferral required under the Tax Receivable Agreement.
(d)    If the cumulative amount of actual federal, state and local income taxes due from SEI for the current taxable year and all prior taxable years as of the due date for SEI’s federal income tax return for such taxable year exceeds the sum of the cumulative amount of distributions pursuant to Sections 5.1 and 5.2(a) and any Tax Advances (as defined below) made to SEI through such date, the Company shall, to the extent permitted by applicable Law, but subject to the Act, the availability of funds and any restrictions contained in any agreement to which the Company is bound, make advances to SEI in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to SEI pursuant to Section 5.1.
(e)    Immediately prior to each Series A Preferred Stock Quarterly Distribution Date, the Company shall make a cash distribution to SEI in respect of the Series A Preferred Units in an amount equal to the amount of cash dividends to be paid by SEI in respect of the Series A Preferred Stock for such Series A Preferred Stock Quarterly Distribution Date.
(f)    Upon receipt of the written consent of all of the holders of Common Units, the Company may make a cash distribution to SEI in respect of its Common Units in an amount determined at the sole discretion of the Managing Member without making a corresponding distribution to other Members holding Common Units.
Section 5.3    Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.
ARTICLE VI

MANAGEMENT

Section 6.1    The Managing Member; Fiduciary Duties.
(a)    SEI shall be the sole Managing Member of the Company. Except as otherwise required by Law, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.
(b)    In connection with the performance of its duties as the Managing Member of the Company, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The parties acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member. The Managing Member will use commercially reasonable efforts, as determined in good faith by the Managing Member, to minimize any conflict of interest between the Members, on the one hand, and the stockholders of the Managing Member, on the other hand, and to effectuate any transaction that involves or affects any of the Company, the Managing Member, the Members and/or the stockholders of the Managing Member in a manner that does not (i) disadvantage the Members or their interests relative to the stockholders of the Managing Member or (ii) advantage the stockholders of the Managing Member relative to the Members or (iii) treats the Members and the stockholders of the Managing Member differently.
Section 6.2    Officers.
(a)    The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.
(b)    Except as otherwise set forth herein, the president and chief executive officer of the Company (the “President and Chief Executive Officer”) will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The President and Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(c)    Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.
(d)    Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.
Section 6.3    Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:
(a)    one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and
(b)    any attorney, public accountant, or other person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.
Section 6.4    Indemnification. Subject to the limitations and conditions provided in this Section 6.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact the, she or it, or a Person of which he, she or it is the legal representative, is or was a Member or an Officer, in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section

6.4 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 6.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability.
Section 6.5    Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.
Section 6.6    Resignation or Termination of Managing Member. SEI shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 6.6. No termination or replacement of SEI as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of SEI, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than SEI (or its successor, as applicable) as Managing Member shall be effective unless SEI (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against SEI (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) SEI to comply with all SEI’s obligations under this Agreement (including its obligations under Section 3.7) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.
Section 6.7    No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 6.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.
Section 6.8    Reclassification Events of SEI. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 11.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the exchange rights of holders of Common Units set forth in Section 3.7 provide that each Common Unit and share of Class B Stock is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) SEI or the successor to SEI, as applicable, is obligated to deliver such property, securities or cash upon such exchange. SEI shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of SEI (in whatever capacity) under this Agreement.
Section 6.9    Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes and any other general and administrative expenses incurred as a result of the Managing Member being a publicly traded company, provided that the Company shall not pay or bear any income tax obligations of the Managing Member.
Section 6.10    Waiver of Business Opportunities.
(a)    To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its subsidiaries, and each of the Members, renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to NuDevco Partners, LLC, NuDevco Partners Holdings, LLC and W. Keith Maxwell III (collectively, the “Sponsors”) or any of their respective affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Company, SEI and their respective subsidiaries), including any director or officer of the Company who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of any Sponsor (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Company or any other Member or be liable to the Company, any other Member or their respective subsidiaries or any Member, including for breach of any fiduciary or other duty, and the Company shall indemnify each Business Opportunities Exempt Party against any claim that such person is liable to the Company or the Members for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Company, any other Member or their respective subsidiaries, unless, in the case of a person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Company.
(b)    Neither the amendment nor repeal of this Section 6.10, nor the amendment of the Certificate of Formation of the Company, nor, to the fullest extent permitted by applicable Law, any modification of Law, shall eliminate, reduce or otherwise adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
(c)    If any provision or provisions of this Section 6.10 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6.10 (including, without limitation, each portion of any paragraph of this Section 6.10 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 6.10 (including, without limitation, each such portion of any paragraph of this Section 6.10 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable Law.
ARTICLE VII

ROLE OF MEMBERS
Section 7.1    Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 7.2    Voting.
(a)    Meetings of the Members holding Common Units may be called upon the written request of Members holding at least 50% of the outstanding Common Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days nor more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members.
(b)    Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.
(c)    Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual person as the Managing Member deems appropriate.
(d)    Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.
Section 7.3    Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Tax Matters Representative.
ARTICLE VIII

TRANSFERS OF INTERESTS
Section 8.1    Restrictions on Transfer.
(a)    Except as provided in Section 3.7 and except for the Transfers by a Member to Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the prior written consent of the Managing Member in its sole discretion. If, notwithstanding the provisions of this Section 8.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 8.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 8.1(a) shall be null and void and of no force or effect whatsoever. No Common Units may be Transferred by a Member that also holds Class B Stock unless a corresponding number of shares of Class B Stock are transferred therewith. For the avoidance of doubt, the restrictions on Transfer contained in this Article VIII shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Stock may be Transferred unless a corresponding number of Common Units are Transferred therewith in accordance with this Agreement.
(b)    In addition to any other restrictions on Transfer herein contained, including the provisions of this Article VIII, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code for federal income tax purposes; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable federal or state securities Laws; (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law); or (vii) by the Managing Member, if such Transfer would result in the Managing Member holding less than 2% of the outstanding Common Units.
Section 8.2    Notice of Transfer. Other than in connection with Transfers made pursuant to Section 3.7, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.
Section 8.3    Transferee Members. A Transferee of Interests pursuant to this Article VIII shall have the right to become a Member only if (i) the requirements of this Article VIII are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 8.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to an Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.
Section 8.4    Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.
THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SPARK HOLDCO, LLC DATED AS OF MARCH 15, 2017, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”
ARTICLE IX

ACCOUNTING
Section 9.1    Books of Account. The Company shall maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.
Section 9.2    Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:
(a)    to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(b)    to adopt the accrual method of accounting for U.S. federal income tax purposes;
(c)    to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);
(d)    to make an election described in Section 754 of the Code (which the Company shall ensure that it has in effect at all times); and
(e)    any other election the Managing Member may deem appropriate and in the best interests of the Company.
Section 9.3    Tax Returns; Information. The Tax Matters Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Tax Matters Representative shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than 60 days after the end of each Fiscal Year).
Section 9.4    Tax Matters Representative. For any taxable year during which the new partnership audit rules (which are set forth in Subchapter C of Chapter 63 of Subtitle F of the Code (Sections 6221 through 6241 of the Code as amended by the Bipartisan Budget Act of 2015) that are generally effective for tax years beginning after December 31, 2017) are not in effect the Managing Member is designated as the “tax matters partner” (within the meaning of Section 6231(a)(7) of the Code prior to amendment by Section 1101(c) of the Bipartisan Budget Act of 2015) of the Company and for any taxable year during which the new partnership audit rules (which are set forth in Subchapter C of Chapter 63 of Subtitle F of the Code (Sections 6221 through 6241 of the Code as amended by the Bipartisan Budget Act of 2015) that are generally effective for tax years beginning after December 31, 2017), the Managing Member shall be the “partnership representative” (within the meaning of Section 6223(a) of the Code as amended by Section 1101(c) of the Bipartisan Budget Act of 2015), of the Company (in each such capacity, the “Tax Matters Representative”). The Tax Matters Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Tax Matters Representative.
Section 9.5    Withholding Tax Payments and Obligations. If withholding taxes are paid or required to be paid in respect of payments made to or by the Company, such payments or obligations shall be treated as follows:
(a)    If the Company receives proceeds in respect of which a tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and, for all purposes of this Agreement but subject to Section 9.5(d), each Member shall be treated as having received a distribution pursuant to Section 5.1 equal to the portion of the withholding tax allocable to such Member, as determined by the Managing Member in its discretion.

(b)    The Company is authorized to withhold from any payment made to, or any distributive share of, a Member any taxes required by Law to be withheld.
(c)    Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.
(d)    Any taxes withheld pursuant to Section 9.5(a) or (b) shall be treated as if distributed to the relevant Member to the extent an amount equal to such withheld taxes would then be distributable to such Member, and, to the extent in excess of such distributable amounts, as a demand loan payable by the Member to the Company with interest at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time, and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.
(e)    If the Company is required by Law to make any payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Member shall indemnify and contribute to the Company in full for the entire amount of taxes paid (plus interest, penalties and related expenses if the failure of the Company to make such payment is due to the fault of the Member) (which payment shall not be deemed a Capital Contribution for purposes of this Agreement). The Managing Member may offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 9.5(e).
ARTICLE X

DISSOLUTION AND TERMINATION
Section 10.1    Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):
(a)    The sale of all or substantially all of the assets of the Company; and
(b)    The determination of the Managing Member to dissolve, wind up, and liquidate the Company.
The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 10.1(b), the relative economic rights of each class or series of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 10.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable Laws and regulations, unless, with respect to any class or series of Units, holders of a majority of the Units of such class or series consent in writing to a treatment other than as described above.
Section 10.2    Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.
Section 10.3    Procedure.
(a)    In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member (“Winding-Up Member”) shall commence to wind up the affairs of the Company and, subject to Section 10.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.
(b)    Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article IV, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i)    First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;
(ii)    Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 10.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iv), below); and
(iii)    Third, subject to Section 5.2(a)(ii), Section 5.2(b) and Section 5.2(e), the balance (x) first, to SEI in respect of the Series A Preferred Units, until SEI has received an amount equal to the total amount that would then be required to distributed by SEI in respect of all outstanding shares of Series A Preferred Stock if SEI were to then liquidate, dissolve or wind up and (y) thereafter to the Members holding Common Units, pro rata in proportion to their respective Common Units.
(c)    Except as provided in Section 10.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
(d)    Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
Section 10.4    Rights of Members.
(a)    Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
(b)    Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.
Section 10.5    Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 10.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.
Section 10.6    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 10.7    No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
ARTICLE XI

GENERAL
Section 11.1    Amendments; Waivers.
(a)    The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, however, that no amendment to this Agreement may:
(i)    modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; or
(ii)    materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.
(b)    Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 11.1(a), subdivisions or combinations of Units made in compliance with Section 3.1(g).
(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.
Section 11.2    Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.
Section 11.3    Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.
Section 11.4    Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.
Section 11.5    Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
Section 11.6    Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law or are governed as a matter of controlling Law by the Law of the jurisdiction of organization of the respective parties.
Section 11.7    Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 11.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.
Section 11.8    Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
Section 11.9    Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.
Section 11.10    Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:
c/o Spark Energy, Inc.
12140 Wickerchester Ln, Suite 100
Houston, Texas 77079
Telephone: 281.833.4154
Facsimile: 832.320.2943
Attention: Gil Melman, General Counsel
With copies (which shall not constitute notice) to:
Andrews Kurth Kenyon LLP.
600 Travis Suite 4200
Houston, Texas 77002
Telephone: 713.220.4301
Facsimile: 713.220.4285
Attention: David C. Buck
or to such other address or to such other person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.
Section 11.11    Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
Section 11.12    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.
Section 11.13    Expenses. Except as otherwise provided in this Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.
Section 11.14    No Third Party Beneficiaries. Except as expressly provided in Section 6.4 and Section 9.2, nothing in this Agreement, express or implied, is intended to confer upon any party,

other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Third Amended and Restated Limited Liability Company Agreement to be executed by its duly authorized officers as of the day and year first above written.
COMPANY:

SPARK HOLDCO, LLC

By:    /s/ Nathan Kroeker
Name:    Nathan Kroeker
Title:    President and Chief Executive Officer

MANAGING MEMBER:

SPARK ENERGY, INC.

By:    /s/ Nathan Kroeker
Name:    Nathan Kroeker
Title:    President and Chief Executive Officer

NUDEVCO RETAIL, LLC

By:    /s/ W. Keith Maxwell III
Name:    W. Keith Maxwell III
Title:    President and Chief Executive Officer

RETAILCO, LLC

By:    /s/ W. Keith Maxwell III
Name:    W. Keith Maxwell III
Title:    President and Chief Executive Officer

EXHIBIT A
MEMBERS AND INTERESTS

Members	Common Units	Percentage of Class of Common Units	Series A Preferred Units
Spark Energy, Inc.	6,496,559	37.7%	1,610,000
Retailco, LLC	10,605,063	61.5%	0
NuDevco Retail, LLC	137,500	0.8%	0
Total	17,239,122	100.0%	1,610,000

Exhibit A-1